EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The J. M. Smucker Company 2010 Equity and Incentive Compensation Plan of our reports dated June 21, 2010, with respect to the consolidated financial statements of The J. M. Smucker Company, and the effectiveness of internal control over financial reporting of The J. M. Smucker Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 2010, and the financial statement schedule of The J. M. Smucker Company included therein, filed with the Securities and Exchange Commission.
                         /s/ Ernst & Young LLP
Akron, Ohio
November 17, 2010